Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2021 relating to the financial statements of Pi Jersey Holdco 1.5 Limited (predecessor of Paysafe Limited), appearing in the Annual report on Form 20-F of Paysafe Limited for the year ended December 31, 2022.

/s/ Deloitte LLP

London, United Kingdom

March 15, 2023